Exhibit 2.3


                       Term Sheet for Tranche B Term Loan


                                   Term Sheet

                                 Tranche B Debt


BORROWER:               Anchor Glass Container Corp., as reorganized upon
                        consummation of the Plan of Reorganization ("Reorganized
                        AG")

LENDERS: One or more funds or managed accounts to be designated by Cerberus Capital Management, L.P. ("CCM")

AMOUNT: $20 million senior secured term loan (the "Loan"), available in a single drawdown at Closing.

RANKING: The obligations of the Borrower and its subsidiaries under the Loan will be pari passu as to payment priority with the obligations of the Borrower and its subsidiaries under (i) the Borrower's senior secured bank facility pursuant to the Loan and Security Agreement, dated as of October 16, 2000, among the financial institutions named therein, Bank of America, National Association, as the Agent, and Anchor Glass Container Corp. (the "Senior Credit Facility") (or any refinancing thereof), (ii) $150,000,000 111/4First Mortgage Notes due 2005 (the "Mortgage Notes"), (iii) $9,400,000 of existing capital leases (the "Capital Leases"), and (iv) all other existing and future non-subordinated debt of Reorganized AG.

FINAL MATURITY:         March 31, 2005.

AMORTIZATION:           None.

USE OF PROCEEDS:        The proceeds of the Loan shall be used (a) as provided
                        in the Plan of Reorganization, and (b) any excess amount, for general working capital purposes.

OPTIONAL PREPAYMENT:    Subject to the terms of the Senior Credit Facility, the
                        Borrower may prepay the Loan, in full or in part, (a) if paid within the first 18 months after the Closing Date, upon payment of a prepayment fee equal to 1.5% of the amount of principal so prepaid, and (b) thereafter, without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $500,000 or an integral multiple of $500,000 in excess thereof.

MANDATORY PREPAYMENT:   Subject to the terms of the Senior Credit Facility,
                        substantially on the same terms as set forth therein.

INTEREST:               14% per annum, payable monthly in arrears.



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FEES:                   Closing fee equal to 2% of the Loan commitment amount,
                        payable on the Closing Date, less the amount of any closing fee paid by AG in connection with the Bridge Loan.

                        Anniversary fee equal to 1% of the Loan commitment amount, payable on each anniversary of the Closing Date until maturity.

SECURITY:               Second priority lien on all present and future property
                        of the Borrower and of the Borrower's present and future subsidiaries, including without limitation owned stock, real estate, leaseholds, fixtures, accounts, license rights and spectrum, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash, bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment, vehicles and other goods, other than the assets and property securing the Mortgage
                        Notes. Except for customary liens to be agreed upon, no other liens on any such property shall be permitted.

REPRESENTATIONS
 AND WARRANTIES:        Those customarily found in credit agreements for similar
                        financings and others appropriate in the judgment of the CCM for the transaction contemplated hereby, based upon, to the extent determined to be appropriate by CCM, to those set forth in the Senior Credit Facility.

COVENANTS:              Those negative, affirmative and financial covenants
                        (applicable to the Borrower and its subsidiaries) customarily found in credit agreements for similar financings and others appropriate in the judgment of the CCM for the transaction contemplated hereby, based upon, to the extent determined to be appropriate by CCM, to those set forth in the Senior Credit Facility.

EVENTS OF DEFAULT:      Those customarily found in credit agreements for similar
                        financings and others appropriate in the judgment of the CCM for the transactions contemplated hereby, based upon, to the extent determined to be appropriate by CCM, to those set forth in the Senior Credit Facility.

EXPENSES:               The Borrower shall pay all out-of-pocket expenses
                        incurred by the Lenders (including the fees and expenses of counsel) in connection with the execution, delivery, administration and enforcement of the loan documentation.

COUNSEL TO THE LENDERS: Schulte Roth & Zabel LLP

GOVERNING LAW:          New York.



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ASSIGNMENT AND
  PARTICIPATION:        Each Lender may assign, or grant participation contracts
                        in, any and all of its rights and obligations without the consent of Reorganized AG.